                                                               EXHIBIT 2.02

THIS DEED OF TAX COVENANT is made on the        day of February, 1998

BETWEEN:-

(1) THE GENERAL ELECTRIC COMPANY, p.l.c.(registered in England No. 67307), having its registered office at 1 Stanhope Gate, London W1A 1EH (the "Covenantor"); and

(2) IFR SYSTEMS LIMITED (registered in England No. 3491978), having its registered office at 61, Brook Street, London W1Y 2BL (the "Purchaser").

NOW THIS DEED WITNESSES as follows:-

1.  INTERPRETATION

In this deed of covenant:-

    (i)    the following expressions shall have the following meanings:-

           "ACCOUNTS"                   means, in relation to each Group
                                        Company, its audited balance sheet drawn up as at the Accounts Date;

           "ACCOUNTS DATE"              means 31st March, 1997;

           "AGREEMENT"                  means the agreement for the sale and
                                        purchase of the Shares (as therein
                                        defined) made between the Covenantor and the Purchaser;

           "BUSINESS DAY"               means a day (other than a Saturday or a
                                        Sunday) on which banks are open for
                                        business in London;

           "CLAIM" means the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, letter, document or action it appears either that a Tax Liability is to be imposed on a Group Company or, in the context of CLAUSE 15 (Counter Covenant), that a liability or increased liability to Tax is to be imposed on the Covenantor and/or any of its subsidiaries;

           "COMPLETION"                 means completion of the sale and
                                        purchase of the Shares under the
                                        Agreement;
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                                       2

           "COVENANTOR'S GROUP"         means The General Electric Company,
                                        p.l.c. and all its subsidiaries or
                                        subsidiary undertakings from time to
                                        time other than the Group Companies;

           "DEEMED TAX LIABILITY"       has the meaning given in
                                        paragraph (ii)(b);

           "DEFAULT RATE"               means 2 per cent. above the base rate
                                        from time to time of National
                                        Westminster Bank plc;

           "DISCLOSURE LETTER"          has the meaning given to it in the
                                        Agreement;

           "DISPOSAL LIABILITY"         has the meaning given to it in CLAUSE 2
                                        (Covenant);

           "DISTRIBUTION"               has the meaning given in
                                        paragraph (iii)(c);

           "EVENT" means any transaction, action or omission, any change in the residence of any person for the purposes of any Tax, the death of any person, and a failure to take any action which would avoid an apportionment or deemed distribution of income (regardless of whether the taking of any such action after Completion could have avoided such apportionment or deemed distribution) and shall also include Completion and (for the avoidance of doubt) any Distribution and any Group Company ceasing to be a member of the Covenantor's Group;

           "GROUP COMPANY"              has the meaning given to it in the
                                        Agreement;

           "GROUP RELIEF"               means any loss, allowance or other
                                        amount eligible for surrender by way of
                                        group relief in accordance with the
                                        provisions contained in sections 402
                                        to 413 ICTA and any advance corporation
                                        tax eligible for surrender in accordance with section 240 ICTA;

           "ICTA"                       means the Income and Corporation Taxes
                                        Act 1988;

           "IFR GROUP"                  has the meaning given to it in the
                                        Agreement;

           "INCOME, PROFITS OR GAINS"   has the meaning given in
                                        PARAGRAPH (iii)(a);
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                                       3

           "MARCONI (UK)"               means Marconi Instruments Limited,
                                        registered in England No. 317241 and
                                        having its registered office at
                                        Longacres House, Norton Green Road,
                                        Stevenage, Hertfordshire SG1 2BA;

           "MARCONI (US)"               means Marconi Instruments Inc.,
                                        registered in Delaware, USA No.
                                        727041009 and having its registered
                                        office at The Corporation Trust Co.,
                                        1209 Orange Street, Wilmington DE 19801;

           "MII" means Marconi Instruments International Limited, registered in England No 934595 and having its registered office at Longacres House, Norton Green Road, Stevenage, Hertfordshire SG1 2BA;

           "PROCEEDINGS"                means any proceeding, suit or action
                                        arising out of or in connection with
                                        this deed;

           "RELIEF" means any relief, allowance, exemption or credit in respect of any Tax or any deduction in computing Income, Profits or Gains for the purposes of any Tax;

           "SANDERS INSTRUMENTS"        means Sanders Instruments Limited,
                                        registered in England No 607978 and
                                        having its registered office at
                                        Longacres House, Norton Green Road,
                                        Stevenage, Hertfordshire SG1 2BA;

           "SHARES"                     has the meaning given to it in the
                                        Agreement;

           "TAX"                        includes:-

                                        (a) within the United Kingdom,
                                            corporation tax, advance
                                            corporation tax, income tax
                                            (including income tax required to
                                            be deducted or withheld from or
                                            accounted for in respect of any
                                            payment), capital gains tax,
                                            capital transfer tax, inheritance
                                            tax, value added tax, national
                                            insurance contributions, stamp duty
                                            reserve tax, duties of customs and
                                            excise, any liability arising under
                                            section 419 or 601 ICTA or Schedule
                                            9A VATA, and any other taxes,
                                            levies, duties, charges, imposts or
                                            withholdings
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                                       4

                                            corresponding to, similar to,
                                            replaced by or replacing any of
                                            them, together with all penalties,
                                            charges and interest relating to any
                                            of them; and

                                        (b) outside the United Kingdom, all
                                            taxes, levies, duties, imposts,
                                            charges and withholdings of any
                                            nature whatsoever, including
                                            (without limitation) taxes on gross
                                            or net Income, Profits or Gains and
                                            taxes on receipts, sales, use,
                                            occupation, franchise, value added
                                            and personal property, together
                                            with all penalties, charges and
                                            interest relating to any of them,

                                        regardless (in either case) of whether
                                        any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and of whether any amount in respect of any of them is recoverable from any other person as mentioned in CLAUSE 10 (Recovery from Other Persons);

         "TAX ASSESSMENT"               means any assessment, demand or other
                                        similar formal notice of a Tax Liability
                                        issued by or on behalf of any Tax
                                        Authority by virtue of which a Group
                                        Company or, in the context of CLAUSE 15
                                        (Counter Covenant), the Covenantor or
                                        any of its subsidiaries, either is
                                        liable to make a payment of Tax or will,
                                        with the passing of time, become so
                                        liable (in the absence of any successful
                                        application to postpone any such
                                        payment);
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                                       5

         "TAX ASSET"                    means any net operating loss, net
                                        capital loss, investment tax credit,
                                        foreign tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits relating to alternative minimum
                                        Taxes), provided however that this term
                                        shall not include the Tax basis of the
                                        shares or assets of Marconi (US);

         "TAX AUTHORITY"                means any taxing or other authority
                                        (whether within or outside the United
                                        Kingdom) competent to impose any Tax
                                        Liability;

         "TAX LIABILITY"                has the meaning given in
                                        PARAGRAPH (ii)(a);

         "VAT GROUP"                    means the group of companies of which
                                        for the purposes of section 43 VATA 1994
                                        (a) Marconi (UK) began to be treated as
                                        a member on 1st April 1973 and Marconi
                                        Instruments and Sanders Instruments
                                        began to be treated as members on 1st
                                        May 1996, and (b) the representative
                                        member is the Covenantor;

         "VATA"                         means the Value Added Tax Act 1994; and

         "WORKING HOURS"                means 9.30 a.m. to 5.30 p.m. on a
                                        Business Day;


    (ii)   (a)   references to any "TAX LIABILITY" of a Group Company shall mean both liabilities of that Group Company to make actual payments of Tax (or amounts in respect of Tax), regardless of whether any such liability shall have been discharged in whole or in part on or before Completion save to the extent such discharge is taken into account in the Accounts, and also:-

                 (1) the loss of a right to repayment of Tax which has been treated as an asset of the relevant Group Company in preparing the Accounts or the setting off of any such right to repayment of Tax against any actual Tax Liability in respect of which the Purchaser would, but for that setting off, have been able to make a claim against the Covenantor under this deed;

                 (2) the setting off against Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ended on or before Completion or against
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                                       6

                       any Tax otherwise chargeable in respect of an Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion of any Relief (a "Post-Completion Relief") which arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion and not as a consequence of or by reference to any Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion in circumstances where, but for such setting off, a Group Company would have had an actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed; and

                 (3) the unavailability of all or any part of a Relief which has been taken into account in computing (and so reducing) any provision for deferred Tax which appears in the Accounts or the setting off of any such Relief against any actual liability to Tax in respect of which the Purchaser would, but for that setting off, have been able to make a claim against the Covenantor under CLAUSE 2 (Covenant); and

           (b)   in any case falling within either of SUB-PARAGRAPHS (a)(1),
                 (a)(2) OR (a)(3) OF THIS PARAGRAPH, the amount that is to be treated for the purposes of this deed as a Tax Liability of the relevant Group Company (the "DEEMED TAX LIABILITY") shall be determined as follows:-

                 (1) in a case which falls within SUB-PARAGRAPH (a)(1) OF THIS PARAGRAPH, the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that sub-paragraph;

                 (2)   in a case which falls within SUB-PARAGRAPH (a)(2) OR
                       (a)(3) OF THIS PARAGRAPH and where the Relief was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief;

                 (3) in a case which falls within SUB-PARAGRAPH (a)(2) OF THIS PARAGRAPH and where the Relief was a deduction from or offset against Income, Profits or Gains, the Deemed Tax Liability shall be the amount of Tax which has been saved in consequence of the setting off; and

                 (4) in a case which falls within SUB-PARAGRAPH (a)(3) of this paragraph and where the Relief was a deduction from or offset against Income, Profits or Gains, the Deemed Tax Liability shall
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                                       7

                       be the amount of Tax which would had
                       been saved had the Relief been available;

    (iii)  references to:-

           (a) "INCOME, PROFITS OR GAINS" shall include development value and any other standard or measure for the purposes of any Tax and shall also include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax;

           (b) Income, Profits or Gains (as defined in SUB-PARAGRAPH (a) OF THIS PARAGRAPH) as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

           (c) any "DISTRIBUTION" shall include anything which is, or is deemed to be, a dividend or distribution for the purposes of any Tax and shall also include any other Event which gives rise to an obligation to account for advance corporation tax or amounts corresponding to or similar to advance corporation tax;

           (d) any Distribution as occurring on or before a particular date shall include any Distribution which has fallen due to be made on or before that date for the purposes of any Tax; and

           (e) any "SUBSIDIARY OF THE COVENANTOR" shall mean any company of which the Covenantor has control for the purposes of section 416 ICTA; and

    (iv)    unless otherwise specified:-

            (a) references to clauses, sub-clauses, paragraphs, sub-paragraphs and the schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and the schedules to, this deed;

            (b) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

            (c) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);
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                                       8

            (d) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

            (e) the expression "BODY CORPORATE" shall have the meaning given in the Companies Act 1985;

            (f) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

            (g) references to times of the day are to London (United Kingdom) time;

            (h) headings to clauses and the schedule are for convenience only and do not affect the interpretation of this deed;

            (i) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

            (j)    (1)  the rule known as the ejusdem generis rule shall not
                        apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

                   (2) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.  COVENANT

(A) Subject to the provisions of CLAUSE 3 (Limits on Clause 2), CLAUSE 4 (Exclusions) and CLAUSE 18 (Assignment), the Covenantor hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under the Agreement for the Shares) an amount equal to any of the following:-

     (i)   any Tax Liability of a Group Company arising:-

           (a) as a consequence of or by reference to any Event which occurred on or before the Accounts Date or was deemed to occur on or before the Accounts Date for the purposes of any Tax; or
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                                       9

           (b) in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before the Accounts Date or in respect of a period ending on or before the Accounts Date;

     (ii) any Tax Liability of a Group Company arising as a consequence of or by reference to any of the following occurring or being deemed to occur before Completion:-

           (a)  any Distribution; or

           (b) the disposal of any asset (including trading stock) or the supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) in circumstances where the consideration actually received (if any) for such disposal or supply is less than the consideration deemed to have been received for the purposes of any Tax; or

           (c) the relevant Group Company ceasing, or being deemed to cease, to be a member of any group of companies or associated with any other company for the purposes of any Tax; or

           (d) any Event or the earning of any Income, Profits or Gains which results in the relevant Group Company becoming liable to pay or bear a Tax Liability chargeable directly or primarily against or attributable directly or primarily to another person (not being the Group Company in question); or

           (e) any other Event which gives rise to a Tax Liability on deemed (as opposed to actual) Income, Profits or Gains,

           but only, in the case of any Event referred to in SUB-PARAGRAPH (b) OF THIS PARAGRAPH, to the extent that the Tax Liability is attributable to the difference between the consideration referred to in that paragraph as being actually received and the consideration so referred to as being deemed to have been received for the purposes of any Tax;

     (iii) any liability or increased liability to Tax of a Group Company which is chargeable directly or primarily against or attributable directly or primarily to any company, not being a Group Company, that may be treated for the purposes of any Tax as being, or as having at any time been, either a member of the same group of companies as the Covenantor or otherwise associated with the Covenantor (a "Relevant Company"), and which arises as a result of the failure of any Relevant Company to discharge that liability or increased liability; or
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                                       10

     (iv) any Tax Liability of Marconi (US) (including for the avoidance of doubt any liability to Tax assessed by the State of California) which would not have arisen but for its membership prior to Completion of an affiliated, consolidated or combined group with any other member of the Covenantor's Group; or

     (v) any Tax Liability of Marconi (US) which arises as a consequence of or by reference to a determination by the US Internal Revenue Service that the GEC-Employees' Savings and Investment Plan has wrongfully excluded part-time employees from the Profit-Sharing Plan (as that term is defined in the Agreement); or

     (vi) any Tax Liability of Marconi (UK) (a "Disposal Liability") arising as a consequence of or by reference to the disposal of Longacres, St. Albans (as described in paragraph 2.1(v) of the Disclosure Letter) or the disposal of the share capital of Marconi Instruments Pty Limited (as described in paragraph 9.1 of the Disclosure Letter); or

     (vii) any reasonable out-of-pocket legal and accounting or other professional costs and expenses reasonably and properly incurred by the Purchaser and/or a Group Company in connection either with any such Tax Liability as is mentioned in PARAGRAPHS (i) TO (vi) or with any Claim therefor or in taking or defending any action under this deed.

(B) The Covenantor hereby covenants with the Purchaser that (save in any case where it has obtained the prior approval of the Purchaser) it will not cause or permit any member of the Covenantor's Group or other company affiliated with the Covenantor (including, before but not after Completion, any Group Company) to make or change any Tax election, take any position on any Tax return, adjust the Tax basis of any asset, settle any Tax dispute or otherwise take any action which results after Completion in any increased liability to Tax or reduction of any Tax Asset of Marconi (US) and the Covenantor agrees that Marconi (US) is to have no liability for any resulting Tax and that it will indemnify and hold harmless Marconi (US) against any such Tax.

3.  LIMITS ON CLAUSE 2

The covenant given in CLAUSE 2 (Covenant) shall not cover any Tax Liability of any Group Company:-

     (i) to the extent that provision or reserve in respect of that Tax Liability was made in the Accounts; or

     (ii) to the extent that that Tax Liability arises or is increased as a result only of any increase in rates of Tax or any change in law or practice or any withdrawal of any extra-statutory concession by a Tax Authority or any change in
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                                       11

           accountancy practice or principles generally accepted in the relevant jurisdiction, being an increase, withdrawal or change made, in any such case, after Completion with retrospective effect; or

     (iii) to the extent that that Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by a Group Company at any time after Completion which could reasonably have been avoided and which the Purchaser or the Group Company in question knew or ought reasonably to have known would result in a Tax Liability, but not including any such transaction, action or omission:-

           (a) carried out or effected under a legally binding commitment created on or before Completion; or

           (b) carried out or effected in the ordinary course of the trade carried on by the relevant Group Company as at Completion; or

           (c) carried out or effected with the express approval of the Covenantor; or

     (iv) to the extent that that Tax Liability would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser and/or a Group Company after Completion to make any election or claim any Relief, the making or claiming of which was taken into account in computing the provision or reserve for Tax in the Accounts; or

     (v) to the extent that that Tax Liability arises by reason of a voluntary disclaimer by a Group Company after Completion of the whole or part of any allowance to which it is entitled under Part II of the Capital Allowances Act 1990 or by reason of the revocation by a Group Company after Completion of any claim for Relief made (whether provisionally or otherwise) by it prior to Completion; or

     (vi) to the extent that that Tax Liability arises as a result of any changes after Completion in the bases, methods or policies of accounting of the Purchaser or a Group Company; or

     (vii) to the extent that that Tax Liability has been made good by insurers or otherwise compensated for without cost to the Purchaser and/or a Group Company (so that, for the avoidance of doubt, the Covenantor shall pay any increase in insurance premiums which arises as a direct result of any such making good); or

     (viii) to the extent that any Income, Profits or Gains to which that Tax Liability is attributable were actually earned or received by or actually accrued to a Group Company but were not (in either such case) reflected in the Accounts,

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                                       12

            provided that such Income, Profits or Gains are still retained in the relevant Group Company at Completion; or

     (ix) to the extent that that Tax Liability arises or is increased as a consequence of any failure by the Purchaser or a Group Company to comply with any of their respective obligations under CLAUSES 5 (Mitigation), 11 (Claims Procedure), 12 (Tax Returns), or 15 (Counter Covenant); or

     (x) to the extent that that Tax Liability would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by a Group Company, being a cessation or change occurring on or after Completion.

4.       EXCLUSIONS

(A) The Covenantor shall not be liable under this deed in respect of any Tax Liability unless the Tax Liability in question shall have arisen within seven years from Completion and the Purchaser shall by notice in writing to the Covenantor have given sufficient details of the Claim to enable the Covenantor to identify the matter giving rise to that Tax Liability and the amount claimed in respect thereof.

(B) The provisions of sub-paragraph 3.1 of Schedule 4 to the Agreement shall apply to this deed as if set out herein.

5.       MITIGATION

The Purchaser shall, at the direction in writing of the Covenantor, procure that each Group Company take all such steps as the Covenantor may require to:-

    (i) use in the manner hereinafter mentioned all such Reliefs arising as a consequence of or by reference to any Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion and not as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion as are available to each Group Company to reduce or eliminate any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed (such Reliefs including, without limitation, Reliefs made available to a company by means of a surrender from another company), the said use being to effect the reduction or elimination of any such Tax Liability to the extent specified by the Covenantor and permitted by law, and to provide to the Covenantor, at the Covenantor's expense, a certificate from the auditors (for the time being) of each relevant Group Company confirming that all such Reliefs have been so used;

    (ii) make all such claims and elections specified by the Covenantor in respect of any accounting period of the relevant Group Company ending on or before or

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                                       13

           deemed to end on or before Completion as have the effect of reducing or eliminating any such Tax Liability as is mentioned in PARAGRAPH (i), provided that no such claim or election shall require that Group Company to use any Relief which arises solely as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion; and

    (iii) allow the Covenantor to reduce or eliminate any Tax Liability by surrendering or procuring the surrender by any company not being a Group Company of Group Relief to any Group Company to the extent permitted by law but without any payment being made in consideration for such surrender.

6.       PAYMENT FOR GROUP RELIEF

(A) Subject to the following provisions of this CLAUSE 6, the Purchaser shall procure that (to the extent permitted by law) Marconi
         (UK) shall, in respect of any accounting period ended on or before Completion, make, give or enter into such claims, elections, notices or consents (whether unconditional or conditional, whether or not forming part of any other return or tax document and whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, notices or consents) as the Covenantor shall direct in connection with the surrender of any Group Relief by any member of the Covenantor's Group (the "Relevant Member") to
         Marconi (UK). Payment shall be made in respect of any such surrender as provided in the following provisions of this CLAUSE 6.

(B) If, in respect of any accounting period ended on or before Completion:-

     (i) Marconi (UK) has paid Tax and a surrender effected pursuant to SUB-CLAUSE (A) above has the effect of causing a repayment of some or all of that Tax; or

     (ii) provision for Tax is made in the Accounts and a surrender effected pursuant to SUB-CLAUSE (A) has the effect of discharging all or part of the liability represented by that provision; or

     (iii) a liability to make a payment for Group Relief appears in the Accounts, being a liability which has not been discharged before Completion,

     the Purchaser shall procure that a payment for Group Relief shall be made in respect of any such surrender or liability by Marconi (UK) to the Relevant Member in accordance with SUB-CLAUSES (C) AND (D).



(C) The amount of any such payment as is referred to in SUB-CLAUSE (B) shall be equal to:-

     (i) in a case where PARAGRAPH (B)(i) applies, the amount of Tax so repaid (together with any repayment supplement or interest);

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                                       14

     (ii) in a case where PARAGRAPH (B)(ii) applies, the amount of Tax saved as a result of the relevant surrender, up to a maximum of the amount in respect of which provision is made in the Accounts; and

     (iii) in a case where PARAGRAPH (B)(iii) applies, the amount of the liability shown in the Accounts.

(D)      Any payment under SUB-CLAUSE (B) shall be made:-

     (i) in a case where PARAGRAPH (B)(i) applies, on the date three Business Days after the date on which such repayment is received or would be received but for being offset by some other liability to Tax;

     (ii) in a case where PARAGRAPH (B)(ii) applies, on the later of the date on which such Tax would have become due and payable and three Business Days after the date on which notice is given by the Covenantor to the Purchaser of such surrender; and

     (iii) in a case where PARAGRAPH (B)(iii) applies, on the later of the date on which Tax would have become due and payable in the absence of the relevant surrender and the date three Business Days after the date on which notice is given by the Covenantor to the Purchaser of the relevant surrender.

(E) If a payment is made under SUB-CLAUSE (B) and the surrender to which it relates is subsequently determined to have been excessive, invalid or to any extent ineffective, then the payment so made
         (or so much of it as relates to such part of the surrender found to be excessive, invalid or ineffective) shall be refunded as soon as practicable thereafter, together with interest from the date of payment until the date of the refund at the Default Rate.

7.       VAT

(A) The Covenantor shall ensure that each of Marconi (UK), MII and Sanders Instruments is excluded from the VAT Group on or before the date of the Agreement and shall use its reasonable endeavours to secure that those three companies (the "UK Group Companies" and each a "UK Group Company") are from the date of exclusion treated as a separate group for the purposes of section 43
         VATA.

(B) The Purchaser shall procure that the UK Group Companies pay to the Covenantor, free and clear of any set-off or counterclaim, an amount equal to any value added tax which is properly attributable to supplies made by those companies (for the avoidance of doubt taking into account both output tax and input tax), for which the Covenantor is not liable under CLAUSE 2 (Covenant) and for which the Covenantor is accountable but has not been reimbursed by those companies.

(C) The Covenantor hereby covenants to refund to the relevant UK Group Company an amount equal to any value added tax which is properly attributable to any member of the VAT Group other than the UK Group Companies but for which that UK Group
         Company is required to account by virtue of section 43(1) VATA.

(D) Payment of amounts due under THIS CLAUSE 7 shall be made within five Business Days of Completion or, if later, two Business Days after demand is made therefor (the "Due Date") and any such payment not made by the Due Date shall thereafter carry interest at the Default Rate until it is actually made.

(E) The Purchaser shall procure that the UK Group Companies provide the Covenantor with such documents, information and assistance as it may reasonably require to fulfil its statutory obligations as representative member of the VAT Group.

8.       OVER-PROVISIONS, RELIEFS, ETC.

(A) If the auditors for the time being of the relevant Group Company shall certify (at the request and expense of the Covenantor) that any provision for Tax in the Accounts (excluding any provision for deferred Tax) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with SUB-CLAUSE (C).

(B) If the auditors for the time being of the relevant Group Company shall certify (at the request and expense of the Covenantor) that any Tax Liability which has resulted in a payment having been made by or becoming due from the Covenantor under this deed will give rise to a Relief for that Group Company which would not otherwise have arisen and a liability of a Group Company to make an actual payment of Tax has been satisfied or avoided by the use of that Relief (which Relief must be used before any Post-Completion Relief then available), then the amount by which that liability to Tax has been satisfied or avoided shall be dealt with in accordance with SUB-CLAUSE (C).

(C) Where it is provided under SUB-CLAUSE (A) OR (B) that any amount (the "RELEVANT AMOUNT") is to be dealt with in accordance with THIS SUB-CLAUSE:-

     (i) the Relevant Amount shall first be set off against any payment then due from the Covenantor under this deed or in respect of the warranties relating to Tax which appear in Schedule 3 to the Agreement (the "Tax Warranties"); and

     (ii) to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this deed or in respect of the Tax Warranties (and not previously refunded under this clause) up to the amount of such excess; and

     (iii) to the extent that the excess referred to in PARAGRAPH (ii) OF THIS SUB-CLAUSE is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payments which become due from the Covenantor under this deed or in respect of the Tax Warranties.

(D) Where any such certification as is mentioned in SUB-CLAUSE (A) OR (B) has been made, the Covenantor, the Purchaser or the Company may request the auditors for the time being of the relevant
         Group Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

(E) If the auditors certify under SUB-CLAUSE (D) that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of SUB-CLAUSE (C) as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

9.       REFUNDS AND CREDITS

(A) The Covenantor's Group shall be entitled to the benefit of any refunds or credits of Taxes in respect of the income of Marconi (US) attributable to or arising in any period ending on or before the Accounts Date.

(B) The IFR Group or, as the case may be, Marconi (US) shall be entitled to the benefit of any refunds or credits of Taxes in respect of the income of Marconi (US) attributable to or arising in Tax periods beginning on or after the Accounts Date.

(C) If in respect of or in connection with Marconi (US) any person receives any refund or credit of amounts to which another person or persons is or are entitled under this deed, the recipient or recipients shall within ten Business Days pay such amounts to the person or persons entitled thereto.

10.      RECOVERY FROM OTHER PERSONS

If, in the event of any payment becoming due from the Covenantor under CLAUSE 2 (Covenant), a Group Company either is immediately entitled at the due date for the making of that payment to recover from any person (including any Tax Authority) any sum in respect of the Tax Liability that has resulted in that payment becoming due from the Covenantor, or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall procure that the Group Company entitled to make that recovery shall promptly notify the Covenantor of its entitlement and shall, if so required by the Covenantor and at the Covenantor's sole expense, take all appropriate steps to enforce that recovery (keeping the Covenantor fully and promptly informed of the progress of any action taken); and if the Covenantor has made a payment under CLAUSE 2 (Covenant) in respect of the Tax

Liability in question, the Purchaser shall account to the Covenantor for whichever is the lesser of:-

     (i) any sum so recovered by the relevant Group Company in respect of that Tax Liability (subtracting any costs or expenses incurred by the Purchaser or a Group Company in connection with the recovery which have not already been reimbursed, but including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof less any Tax chargeable on that Group Company in respect of that interest); and

     (ii) the amount paid by the Covenantor under CLAUSE 2 (Covenant) in respect of that Tax Liability.

11.      CLAIMS PROCEDURE

(A) Upon the Purchaser or a Group Company becoming aware of a Claim relevant for the purposes of CLAUSE 2 of this deed, the Purchaser shall as soon as practicable give written notice of that Claim to the Covenantor or, as the case may be, shall procure that the relevant Group Company as soon as practicable give written notice of that Claim to the Covenantor, and the Purchaser shall further procure that the relevant Group Company (if the Covenantor shall indemnify the Purchaser and/or the Group Company in question to their reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the relevant Group Company as the Covenantor may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim;

     PROVIDED THAT:

     (i) the Purchaser shall not be obliged to procure that a Group Company appeal against any Tax Assessment if, the Covenantor having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this sub-clause, that Group Company has not within 21 days thereafter received instructions in writing from the Covenantor, in accordance with the preceding provisions of this sub-clause, to make that appeal;

     (ii) the Purchaser shall not be obliged to procure that a Group Company appeal against any Tax Assessment before any court, tribunal or body of commissioners unless the Covenantor obtains and provides to the Purchaser a written opinion from tax counsel of at least five years' call to the effect that an appeal against the Tax Assessment in question is in all the circumstances reasonable;

     (iii) the Purchaser shall not be obliged to procure that a Group Company take any action under THIS CLAUSE if the Covenantor or, prior to Completion, the relevant Group Company has committed an act or is responsible for an omission in relation to the Tax Assessment in question which constitutes fraudulent conduct or dishonesty.

(B) The actions which the Covenantor may reasonably request under SUB-CLAUSE (A) shall include (without limitation) the relevant Group Company applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Covenantor to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Covenantor takes on or takes over the conduct of proceedings, the Purchaser shall provide and shall procure that the relevant Group Company provide such information and assistance as the Covenantor may reasonably require in connection with the preparation for and conduct of those proceedings.

12.      TAX RETURNS

(A) The Covenantor or its duly authorised agent shall prepare the Tax returns of each Group Company for all accounting periods ended on or prior to the Accounts Date, to the extent that the same shall not have been prepared before Completion.

(B) The Purchaser shall procure that the Group Companies shall cause the returns mentioned in SUB-CLAUSE (A) to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Covenantor shall agree and shall give the Covenantor or its agent all such assistance as may be required to agree those returns with the appropriate authorities;

    PROVIDED THAT the Purchaser shall not be obliged to procure that a Group Company take any such action as is mentioned in THIS SUB-CLAUSE in relation to any Tax return that is not true and accurate in all material respects.

(C) The Covenantor or its duly authorised agent shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax returns of each Group Company for all accounting periods ended on or prior to the Accounts Date and the Purchaser shall procure that each Group Company shall afford such access to its books, accounts and records as is necessary and reasonable to enable the Covenantor or its duly authorised agent to prepare those returns and conduct matters relating thereto in accordance with the Covenantor's rights under this clause.

(D) The Purchaser shall procure that the Covenantor is sent a draft of the Tax return of Marconi (UK) for the accounting period beginning before and ending on or after Completion (the "Current Period") at least one month before its intended submission to a Tax
         Authority and that its final form contains such alterations as the Covenantor may lawfully request in respect of any matter which might give rise to a Disposal Liability. The Covenantor covenants to pay to the Purchaser an amount equal to any liability to Tax suffered by Marconi (UK) which Marconi (UK) would not have suffered but for an alteration made at the Covenantor's request pursuant to this CLAUSE 12(D).

(E) Nothing done by any Group Company pursuant to THIS CLAUSE shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Covenantor under this deed in respect of any such Tax Liability as is mentioned in CLAUSE 2 (Covenant).

13.      DUE DATE OF PAYMENT

(A) Where the Covenantor becomes liable to make any payment under CLAUSE 2 (Covenant), the due date for the making of that payment shall be:-

     (i) in a case that involves an actual payment of Tax by a Group Company, the date that is the last date on which that Group Company would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Covenantor's liability under this deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability; or

     (ii)   in a case falling within any of SUB-PARAGRAPHS (a)(1), (a)(2) AND
            (a)(3) OF PARAGRAPH (ii) OF CLAUSE 1 (Interpretation), the date falling seven days after the date when the Covenantor has been notified by the relevant Group Company or the Purchaser that the auditors for the time being of the relevant Group Company have certified, at the request of the Purchaser or the Group Company in question, that the Covenantor has a liability for a determinable amount under CLAUSE 2 (Covenant).

(B) If any payment required to be made by the Covenantor under this deed is not made by the due date for the making thereof, then, except to the extent that the Covenantor's liability under CLAUSE 2
         (Covenant) compensates the Purchaser for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the Default Rate.

14.      DEDUCTIONS FROM PAYMENTS, ETC.

(A) All sums payable by the Covenantor to the Purchaser under this deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(B) If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in SUB-CLAUSE (A), the Covenantor shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(C) If any sum payable by the Covenantor to the Purchaser under this deed (other than interest under CLAUSE 13 (Due Date of Payment)) shall be subject to a Tax Liability in the hands of the Purchaser, the Covenantor shall be under the same obligation to make an increased payment in relation to that Tax Liability as if the liability were a deduction or withholding required by law.

15.      COUNTER COVENANT

(A) The Purchaser hereby covenants with the Covenantor to pay to the Covenantor an amount equal to any of the following:-

     (i) any liability or increased liability to Tax of the Covenantor or any of its subsidiaries which arises as a result of or by reference to any reduction or disallowance of Group Relief that would otherwise have been available to the Covenantor or its relevant subsidiary or subsidiaries where and to the extent that such reduction or disallowance occurs as a result of or by reference to:-

            (a) any total or partial withdrawal effected by a Group Company after Completion of any surrender of Group Relief that was submitted by that Group Company to the Inland Revenue on or before Completion in respect of any accounting period ended on or before Completion; or

            (b) any total or partial disclaimer made by a Group Company after Completion of any capital allowances available to that Group Company in respect of any accounting period ended on or before Completion save where any such withdrawal or disclaimer is made at the express written request of the Covenantor;

     (ii) any liability or increased liability to Tax of the Covenantor or any of its subsidiaries:-

            (a) which is caused by the failure of a Group Company to
                discharge a liability to Tax (a "Group Company Liability") which arises in respect of an accounting period beginning before Completion; or

            (b) which is otherwise properly attributable to Marconi (US)
                (also a "GROUP COMPANY LIABILITY")

            other than (in either case) a Group Company Liability in respect of which the Purchaser could make a claim under CLAUSE 2 (Covenant); and

     (iii) any reasonable out-of-pocket legal and accounting or other professional costs and expenses reasonably and properly incurred by the Covenantor or any of its subsidiaries in connection with any such liability or increased liability to Tax (or Claim therefor) or in taking any action under THIS CLAUSE.

(B) The Purchaser hereby covenants that it will not cause or permit Marconi (US) or any affiliate of the Purchaser to make or change any Tax election, take any position on any Tax return, adjust the Tax basis of any asset, settle any Tax dispute or otherwise take any action that results in any increased liability to Tax or reduction of any Tax Asset of the Covenantor or any member of the Covenantor's Group and agrees that the Covenantor and any such member are to have no liability for any resulting Tax and that it will indemnify and hold harmless the Covenantor and any such member against any such Tax.

(C)  (i)   Upon the Covenantor becoming aware of a Claim relevant for the purposes of SUB-CLAUSE ((A)), the Covenantor shall forthwith give written notice of that Claim to the Purchaser, and the Covenantor shall or, as the case may be, shall procure that the relevant subsidiary will (if the Purchaser shall indemnify the Covenantor and/or the relevant subsidiary to the Covenantor's reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the Covenantor and/or the relevant subsidiary as the Purchaser may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim; PROVIDED THAT the Covenantor shall not be obliged to appeal against any Tax Assessment or to procure that any subsidiary appeals against any Tax Assessment if, the Purchaser having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of THIS SUB-CLAUSE, the Covenantor or the relevant subsidiary has not within 21 days thereafter received instructions in writing from the Purchaser, in accordance with the preceding provisions of THIS SUB-CLAUSE, to make that appeal.

     (ii) The actions which the Purchaser may reasonably request under PARAGRAPH ((i)) OF THIS SUB-CLAUSE shall include (without limitation) the Covenantor and/or the relevant subsidiary applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Purchaser to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Purchaser takes on or takes over the conduct of proceedings, the Covenantor shall provide and/or shall procure that the relevant subsidiary shall provide such information and assistance as the Purchaser may reasonably require in connection with the preparation for and conduct of those proceedings.

(D) (i) Where the Purchaser becomes liable to make any payment under SUB-CLAUSE ((A)), the due date for the making of that payment shall be the date that is the last date on which the Covenantor or, as the case may be, the relevant subsidiary, would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Purchaser's liability under SUB-CLAUSE ((A)) in order to avoid incurring a liability to interest or a charge or penalty in respect of that amount of Tax.

    (ii) If any payment required to be made by the Purchaser under sub-clause ((A)) is not made by the due date for the making thereof, then, except to the extent that the Purchaser's liability under SUB-CLAUSE ((A)) compensates the Covenantor for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the Default Rate.

(E) (i) All sums payable by the Purchaser to the Covenantor under this clause shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

    (ii) If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in PARAGRAPH ((i)) OF THIS SUB-CLAUSE, the Purchaser shall be obliged to pay to the Covenantor such sum as will, after the deduction or withholding has been made, leave the Covenantor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

    (iii) If any sum payable by the Purchaser to the Covenantor under this clause (other than interest under SUB-CLAUSE ((D))) shall be subject to a liability to Tax in the hands of the Covenantor, the Purchaser shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

16. DEEMED END OF ACCOUNTING PERIOD

For the purposes of any part of this deed other than CLAUSE 12 (Tax Returns), the accounting period of each Group Company which began on 1st April, 1997 shall be deemed to have ended at Completion.

17. REMEDIES AND WAIVERS

(A) No delay or omission on the part of any party to this deed in exercising any right, power or remedy provided by law or under this deed or any other documents referred to in it shall:-

    (i)    impair such right, power or remedy; or

    (ii)   operate as a waiver thereof.

(B) The single or partial exercise of any right, power or remedy provided by law or under this deed shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(C) The rights, powers and remedies provided in this deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

18. ASSIGNMENT

(A) This deed and the benefits and obligations under it and any part of it shall not be assignable except that the Purchaser may, upon giving written notice to the Covenantor, assign the benefit (but not the burden) of this deed to a member of the IFR Group (a "Group Assignment") or by way of security to a lender to whom security is given over the Shares (a "Lender Assignment"), if the terms of any such assignment provide:-

    (i) (in the case of a Group Assignment) that any such assignee remains a member of the IFR Group and that before such assignee ceases to be a member of the IFR Group, the Purchaser will procure that the benefit of this deed is assigned to the Purchaser or (upon giving further written notice to the Covenantor) to another company within the IFR Group (any such further assignment to be subject to the same conditions as above); and

    (ii) (in the case of a Group Assignment or a Lender Assignment) that if the liability of the Covenantor shall be increased by reason of such assignment, the assignee shall be entitled to claim against the Covenantor only such amount as would equal the liability of the Covenantor had no assignment taken place.

(B) This deed and the benefits and obligations under it and any part of it shall not be assignable by the Covenantor except that the Covenantor may, upon giving written notice to the Purchaser, assign the benefit (but not the burden) of this deed to a member of the Covenantor's Group provided that

    (i)    any such assignee remains a member of the Covenantor's Group; and

    (ii) before such assignee ceases to be a member of the Covenantor's Group, the Covenantor will procure that the benefit of this deed is assigned to the Covenantor or (upon giving further written notice to the Purchaser) to another company within the Covenantor's Group (any such further assignment to be subject to the same conditions as above); and

    (iii) if the liability of the Purchaser shall be increased by reason of such assignment the assignee shall be entitled to claim against the Covenantor only such amount as would equal the liability of the Covenantor had no assignment taken place.

(C) CLAUSE 2 (Covenant) shall continue to have effect for all purposes in relation to a Group Company notwithstanding that such Group Company has ceased to be owned by a member of the IFR Group (a "Group Cessation"), provided that the liability of the Covenantor in respect of any claim under that clause made after a Group Cessation shall not exceed the amount of the liability (if any) which it would have had in respect of such claim had the claim been made before a Group Cessation and provided further that this clause 18(C) shall not impair or affect in any way the restrictions on assignment under clause 18(A).

19. FURTHER ASSURANCE

Each of the parties shall from time to time, on being required to do so by any other party to this deed now or at any time in the future, execute or procure the execution of all such documents in a form satisfactory to the party concerned and except as provided elsewhere in, and subject to the terms of the Agreement, each of the parties shall, at its own expense do or, so far as it is able, procure to be done, all such acts as the parties may, in each such case, reasonably consider necessary for giving full effect to this deed and securing to them the full benefit of the rights, powers and remedies conferred upon them in this deed.

20. NOTICES

(A) Any notice or other communication given or made under or in connection with the matters contemplated by this deed shall, unless expressly stated otherwise, be in writing, other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause.

(B) Any such notice or other communication shall be addressed as provided in sub-clause (C) and sent by personal delivery or by first class post PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication is given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

(C) The relevant addressee and address of each party for the purposes of this deed, subject to SUB-CLAUSE (D), are:-


NAME OF PARTY         ADDRESSEE                ADDRESS

The Covenantor        Company Secretary        1 Stanhope Gate,
                                               London W1A 1EH

                                               but from 1st March, 1998,
                                               1 Bruton Street,
                                               London W1

The Purchaser         The Managing Director    c/o Marconi Instruments,
                                               Longacres House,
                                               Norton Green Road,
                                               Stevenage,
                                               Hertfordshire,
                                               SG1 2BA
with a copy to        A.N. Drake               Boodle Hatfield,
                                               61 Brook Street,
                                               London WIY 2BL

(D) A party may notify the other party to this deed of a change to its name, relevant addressee or address for the purposes of SUB-CLAUSE (C) PROVIDED THAT such notification shall only be effective on:-

    (i) the date specified in the notification as the date on which the change is to take place; or

    (ii) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

21. COUNTERPARTS

(A) This deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B) Each counterpart shall constitute an original of this deed, but all the counterparts shall together constitute but one and the same instrument.

22. TIME OF ESSENCE

Save as otherwise expressly provided, time is of the essence of each provision of this deed.

23. INVALIDITY

If at any time any provision of this deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:-

(A) the legality, validity or enforceability in that jurisdiction of any other provision of this deed; or

(B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this deed.

24. GOVERNING LAW

This deed shall be governed by and construed in accordance with English law.

25. JURISDICTION

Each party to this deed irrevocably agrees that any Proceedings against it may be brought in the courts of England. Nothing contained in this clause shall limit either party's rights to take Proceedings against the other in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Signed as a deed by          )
THE GENERAL ELECTRIC         )
COMPANY, p.l.c.              )
acting by                    )      .................................. Director
                             )
and                          )      ........................ Director/Secretary





Signed as a deed by          )
IFR SYSTEMS LIMITED          )
acting by                    )      .................................. Director
                             )
and                          )      ........................ Director/Secretary

                                      CONTENTS
                                      --------

                                                                          PAGE
                                                                          ----
1.  INTERPRETATION                                                          1

2.  COVENANT                                                                8

3.  LIMITS ON CLAUSE 2                                                     10

4.  EXCLUSIONS                                                             12

5.  MITIGATION                                                             12

6.  PAYMENT FOR GROUP RELIEF                                               13

7.  VAT                                                                    14

8.  OVER-PROVISIONS, RELIEFS, ETC.                                         15

9.  REFUNDS AND CREDITS                                                    16

10. RECOVERY FROM OTHER PERSONS                                            16

11. CLAIMS PROCEDURE                                                       17

12. TAX RETURNS                                                            18

13. DUE DATE OF PAYMENT                                                    19

14. DEDUCTIONS FROM PAYMENTS, ETC.                                         19

15. COUNTER COVENANT                                                       20

16. DEEMED END OF ACCOUNTING PERIOD                                        22

17. REMEDIES AND WAIVERS                                                   22

18. ASSIGNMENT                                                             23

19. FURTHER ASSURANCE                                                      24

20. NOTICES                                                                24

21. COUNTERPARTS                                                           25

22. TIME OF ESSENCE                                                        25


23. INVALIDITY                                                             25

24. GOVERNING LAW                                                          25

25. JURISDICTION                                                           26

                            DATED      FEBRUARY, 1998











                      THE GENERAL ELECTRIC COMPANY, P.L.C.
                               (the Covenantor)

                                      and

                              IFR SYSTEMS LIMITED

                                (the Purchaser)












                             --------------------

                             DEED OF TAX COVENANT

                             --------------------






                               Slaughter and May
                             35 Basinghall Street
                                London EC2V 5DB
                                  (GJA/WNCW)